Exhibit 99.2

DEED OF CONDITIONAL TRANSFER OF SHARES, ISSUE OF DEPOSITARY RECEIPTS AND FUNDING

THIS DEED (this “Deed”) is made on 8 October 2015

BETWEEN:

(1)
Telecom and Technology Stichting, a foundation (stichting) incorporated under the laws of the Netherlands, with its address at Dijsselhofplantsoen 12, 1077 BL Amsterdam, P.O. Box 75763, 1070 Amsterdam, the Netherlands (the “Foundation”); and

(2)
Alfa Telecom Turkey Limited, a company registered in the British Virgin Islands with its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands (the “Company”)

each a “Party”, and collectively, the “Parties”.

WHEREAS

(A)
Pursuant to the Deadlock Option Notice of the Company dated 13 March 2015 (the “Notice”), the Company has made an offer to purchase the Shares (as defined herein) from Cukurova Finance International Limited, a BVI business company incorporated under the laws of the British Virgin Islands (“CFI”).

(B)
The Company wishes to protect certain interests with respect to its direct holdings in Cukurova Telecom Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands (“CTH”), and the Foundation wishes to protect such potential interests in accordance with the objectives set forth in its Constitutional Documents.

(C)
Immediately and conditionally upon the Company receiving from CFI a share transfer form or forms in respect of the Shares, the Company wishes to cause to be transferred seventeen (17) of the Shares to the Foundation, and the Foundation wishes to receive and hold such Shares against the prospective issuance by the Foundation and acceptance by the Company of the associated Depository Receipts.

(D)	In furtherance of the above, the Parties have agreed to effect the administration of the Transferred Shares (as defined herein) in accordance with the Constitutional Documents.

(E)
This Deed governs the contractual aspects relating to, title to, and the transfer of the Transferred Shares, and the transfer of the legal and beneficial ownership of the Transferred Shares shall be effected pursuant to this Deed.

(F)
In furtherance of the above, the Parties also wish to set forth in this Deed the terms and conditions of the support that the Company will provide to the Foundation in an effort to procure the proper continued operation of the Foundation and certain continuing obligations of the Foundation and the Company in respect of the Transferred Shares.

IT IS AGREED

1.	INTERPRETATION

1.1	Capitalized terms used in this Deed shall have the meanings ascribed to them below, unless the context requires otherwise:

“Administrative Conditions”	shall mean the terms and conditions under which the Foundation shall administer the Transferred Shares, in the form attached hereto as Annex A and as amended from time to time;

“Amended and Restated Memorandum and Articles”	shall have the meaning ascribed to that term in Section 3.2;

“Articles of Association”	shall mean the memorandum and articles of association of the Foundation, as amended from time to time;

“Board”	shall mean the board of directors of CTH;

“CFI”	shall have the meaning ascribed to that term in the Recitals;

“Charging Order”
shall mean the charging order held by Sonera Holding B.V. pursuant to the order of the BVI court dated 4 November 2014 in action No 119 of 2011, over Cukurova Holding A.S.'s beneficial interest in stock held by Cukurova Holding A.S. in Cukurova Finance International, which charging order is expected to be satisfied upon payment for the Shares;

“Company”	shall have the meaning ascribed to that term in the Recitals;

“Constitutional Documents”	shall mean the Articles of Association and the Administrative Conditions;

“CTH”	shall have the meaning ascribed to that term in the Recitals;

“Deed”	shall have the meaning ascribed to that term in the heading hereof;

“Depository Receipts”	shall have the meaning ascribed to that term in the Administrative Conditions;

“Foundation”	shall have the meaning ascribed to that term in the Recitals;

“Notice”	shall have the meaning ascribed to that term in the Recitals;

“Operational Technology Foundation”	shall mean Operational Technology Stichting, a stichting formed under the laws of the Netherlands;

“Pledge”	shall mean the mortgage over the Shares with Ziraat Bankası A.Ş. dated 25 July 2014, which mortgage is expected to be satisfied upon payment for the Shares;

“Section”	shall mean any section of this Deed;

“Shares”	shall mean the fifty one (51) B shares no par value held by CFI in CTH for which the Company has made an offer to purchase pursuant to the Notice;

“Taxes”
shall mean all taxes, including, without limitation, corporate income tax, wage withholding tax, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, other municipal taxes and duties, environmental taxes and duties, levied or imposed in the applicable jurisdiction at the national, autonomous community or local level as well as any contribution to any social security or employee or union social security scheme and any other payroll taxes, including fines, penalties, interest and surcharges;

“Transfer”
shall mean, with respect to any Transferred Share, any sale, assignment, conveyance, pledge, hypothecation or other transfer of such Transferred Share (or any interest therein), whether voluntary or involuntary, including a transfer by operation of law;

“Transferred Shares”	shall mean the seventeen (17) Shares transferred to the Foundation pursuant to Section 2.1;

1.2	In this Deed, unless the context requires otherwise:

(a)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(b)	headings to Sections and Annexes are for convenience only and do not affect the interpretation of this Deed;

(c)
the Annexes and any attachments form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed, and any reference to this Deed shall include the Annexes;

(d)
nouns, pronouns and verbs of singular number shall be deemed to include the plural, and vice versa, and pronouns of the masculine gender shall be deemed to include the feminine and neuter, and vice versa;

(e)	the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(f)	the words “hereof,” “herein” and similar words shall be construed as references to this Deed as a whole and not limited to the particular Section or Annex in which the reference appears.

2.	TRANSFER OF THE SHARES; ISSUANCE OF DEPOSITARY RECEIPTS

2.1	Subject to Section 5, immediately and conditionally upon receipt by the Company of a share transfer form or forms from CFI in respect of the Shares, the Company shall:

(a)	if the Company is in receipt of a share transfer form in respect of seventeen (17) Shares naming the Foundation as the transferee of such Shares, deliver such share transfer form to the Foundation; or

(b)
if the Company is in receipt of a share transfer form in respect of all the Shares naming an entity other than the Foundation as the transferee of the Shares, mark-up and amend such share transfer form to show the Foundation as the transferee of seventeen (17) Shares and deliver a copy of such marked-up share transfer form to the Foundation, and in each case, the Company shall, upon request by the Foundation, use reasonable endeavours to procure that CTH's register of members is updated to show the Foundation as the holder of seventeen (17) Shares.

It is agreed that beneficial title to the Transferred Shares shall, by operation of this Deed, pass to the Foundation immediately and conditionally upon receipt by the Company of the share transfer form or forms from CFI in respect of the Shares. Subject to Section 2.3, immediately upon the updating of CTH’s register of members to show the Foundation as the holder of the Transferred Shares, the Foundation shall issue to the Company one (1) Depositary Receipt for each Transferred Share.

For the avoidance of doubt, no title, legal or beneficial, in either the Company’s rights or claims under the Notice or in or to the Shares shall pass to the Foundation by virtue of the execution of this Deed until the Company has received the share transfer form or forms in respect of the Shares from CFI and until the condition referred to in Section 5 of this Deed has been satisfied.

2.2	The Foundation agrees to accept such Transferred Shares transferred pursuant to Section 2.1 in exchange for the issuance of Depositary Receipts to the Company.

2.3
Prior to the issuance of Depositary Receipts for each Transferred Share to the Company, the Foundation shall not sell, pledge, convey or otherwise transfer beneficial title to the Transferred Shares. If Depositary Receipts have not been issued to the Company within five (5) days from the date of the transfer of beneficial title to the Transferred Shares pursuant to Section 2.1, the Foundation shall promptly issue to the Company one (1) Depositary Receipt for each Transferred Share so transferred pursuant to Section 2.1.

2.4
Upon the issuance of Depositary Receipts to the Company pursuant to Section 2.2, the Parties shall sign but leave undated a share transfer form setting forth the transfer of the Transferred Shares from the Foundation to the Company, to be held in safe keeping by the Foundation. The Parties agree that the Foundation shall be permitted to date the share transfer form and cause the Transferred Shares to be transferred to the Company only in the event that the Foundation is seeking to terminate the administration pursuant to Article 7.3 of the Administrative Conditions.

2.5
The Company hereby confirms that it has received a copy of the Constitutional Documents, that the Company has reviewed such documents, and that the Company irrevocably and unconditionally consents to the contents of the Administrative Conditions, which constitute an integral part of this Deed. The Parties hereby agree that the terms of the Administrative Conditions will apply between the Company and the Foundation for such period that this Deed remains in effect.

3.	UNDERTAKINGS

3.1
The Parties hereby agree that, immediately following receipt of legal title to the Transferred Shares by the Foundation, they shall take all actions necessary, including the exercise of all voting rights in respect of their shares in CTH and the passing of all necessary resolutions of shareholders of CTH, to cause:

(a)	the existing B Directors of CTH to be removed;

(b)
the existing memorandum and articles of association of CTH to be amended and restated (the "Amendment and Restatement") in their entirety to comprise the amended and restated memorandum and articles of association set forth in Annex B (the “Amended and Restated Memorandum and Articles”);

(c)
pursuant to the Amended and Restated Memorandum and Articles, the number of shares that CTH shall be authorised to issue to be changed from 49 A Shares of no par value and 51 B Shares of no par value to 49 A Shares of no par value, 17 B Shares of no par value, 17 C Shares of no par value ("C Shares") and 17 D Shares of no par value ("D Shares"); and

(d)
simultaneously with the Amendment and Restatement having effect, CTH to (i) repurchase 17 issued B Shares of CTH held by the Foundation in consideration for the issuance to the Foundation of 17 C Shares and (ii) repurchase 17 issued B Shares of CTH held by Operational Technology Foundation in consideration for the issuance to Operational Technology Foundation of 17 D Shares,

and each hereby waives, in connection with the foregoing, (i) the provisions of Regulation 15 of the existing memorandum and articles of association of CTH and the provisions of Regulation 11 of the Amended and Restated Memorandum and Articles and (ii) any notice requirements set forth in the existing memorandum and articles of association of CTH or the Amended and Restated Memorandum and Articles

3.2
To the extent required under the Constitutional Documents to ensure that the Depositary Receipts held by the Company represent C Shares, the Foundation agrees that following the repurchase of the Transferred Shares by CTH and the issuance of C Shares to the Foundation as described in Section 3.1(d), the Company shall transfer to the Foundation the Depositary Receipts received pursuant to Section 2.2 in exchange for the issuance of Depositary Receipts representing such C Shares to the Company.

3.3
The Parties hereby agree that, immediately following (i) receipt of legal title to the Transferred Shares by the Foundation and (ii) the issuance of the C Shares and D Shares as referred to in Section 3.1(d), they shall take all actions necessary, including the exercise of all voting rights in respect of their shares in CTH and the passing of all necessary resolutions of shareholders of CTH, to cause the directors of CTH to be removed in accordance with Section 3.1(a) and to be replaced with a new B Director, C Director and D Director (each as defined in the Amended and Restated Memorandum and Articles), in accordance with the Amended and Restated Memorandum and Articles and that each Party hereby waives, in connection with the foregoing, any notice requirements set forth in the existing memorandum and articles of association of CTH or the Amended and Restated Memorandum and Articles.

3.4
The Parties hereby agree that, promptly following receipt of legal title to the Transferred Shares by the Foundation, they shall take all actions necessary, including the exercise of all voting rights in respect of their shares in CTH and the passing of all necessary resolutions of shareholders of CTH, to procure that CTH's registered agent and registered office are changed to a registered agent and registered office specified by the Company.

3.5
The Parties hereby agree that, promptly following receipt of legal title to the Transferred Shares by the Foundation, they shall take all actions necessary, including the exercise of all voting rights in respect of their shares in CTH and the passing of all necessary resolutions of shareholders of CTH, to cause the CTH to, and the Company separately agrees to, terminate the Shareholders’ Agreement in respect of Cukurova Telecom Holdings Limited dated September 20, 2005, among the Company, CTH and Cukurova Finance International Limited.

3.6
Upon the issuance of the C Shares to the Foundation, (i) the Parties shall sign but leave undated a share transfer form setting forth the transfer of the C Shares from the Foundation to the Company, to be held in safe keeping by the Foundation and (ii) the Foundation shall destroy the share transfer form with respect to the Transferred Shares it held pursuant to Section 2.4. The Parties agree that the Foundation shall be permitted to date the share transfer form and cause the Transferred Shares to be transferred to the Company only in the event that the Foundation is seeking to terminate the administration pursuant to Article 7.3 of the Administrative Conditions.

4.	WARRANTIES BY THE COMPANY

4.1	The Company hereby warrants to the Foundation as follows:

(a)
except with respect to the Pledge and the Charging Order, the Company’s interests with respect to the Transferred Shares are not subject to reduction, rescission, rights of pre-emption or any type of nullification;

(b)	the Company is duly authorized to perform its obligations under this Deed, and this Deed constitutes binding obligations of the Company in accordance with its terms; and

(c)	except with respect to the Pledge and the Charging Order, no third party has any other type of beneficial interest in one or more of the Transferred Shares.

5.	CONDITIONS PRECEDENT

5.1
The procuring of the transfer of the Shares by the Company to the Foundation pursuant to Section 2.1 shall further be conditional upon the satisfaction or waiver by the Parties of the following condition:

(a)	all pending injunctions against the disposal of the Shares have been discharged.

6.	WARRANTY BY THE FOUNDATION

The Foundation hereby warrants that it is a foundation (stichting) that has been duly incorporated under the laws of The Netherlands by a notarial deed executed in Amsterdam on 8 October 2015.

7.	FUNDING

7.1
In consideration for the Foundation’s willingness to administer the Transferred Shares and the C Shares in accordance with its Constitutional Documents, the Company agrees to transfer promptly upon first request by the Foundation from time to time à fonds perdu to the Foundation’s bank account with a financial institution established and subject to supervision in the European Union to be designated by the Foundation and notified to the Company the amounts as required and when due pursuant to Section 7.2 and Section 7.3 of this Deed to fund the Foundation’s ongoing costs, Taxes and other expenses to perform its obligations under, or in relation to, this Deed, the Constitutional Documents and the laws of The Netherlands. All transfers of funds will be non-refundable, provided however, that any balance of these funds that remains unused at the time of completion of the liquidation of the Foundation shall be distributed in accordance with Clause 5.7 of the Administrative Conditions.

7.2
Within (3) three calendar days following the establishment of a bank account by the Foundation or as otherwise agreed by the Parties, the Company shall pay an amount of EUR 500,000 to an account designated by the Foundation. No later than (3) three calendar days following the issuance of the Depositary Receipts by the Foundation to the Company, the Company shall pay an amount of EUR 5,000,000 to an account designated by the Foundation.

7.3
In addition to Section 7.2, it is hereby agreed and confirmed that, following the issuance of the Depositary Receipts, the Company shall pay such additional amounts as may be requested by the Foundation from time to time as is necessary or appropriate for the Foundation to fund its reasonable ongoing costs, Taxes and other expenses in order to perform its obligations under, or in relation to, the Deed, the Constitutional Documents and the laws of the Netherlands; provided however, that the Company obtains, prior to payment of any such additional amounts, a schedule which sets forth the reasonable ongoing costs, Taxes, and other expenses in the fair and reasonable judgment of the Foundation to which such additional amounts shall apply.

7.4
In the event that the Foundation is dissolved pursuant to the Constitutional Documents prior to the issuance of Depositary Receipts, any unused funds provided pursuant to Section 7.2 and Section 7.3 shall be returned to the Company.

8.	NOTICES

Any notice or other communication in connection with this Deed shall be sufficiently given if in writing and personally delivered or sent by registered mail or courier addressed as follows or to such other address as the Parties shall have given notice of to each other pursuant to this Section 8:

If to the Foundation:
Dijsselhofplantsoen 12
1077 Bl Amsterdam
P.O. Box 75763
1070 Amsterdam
the Netherlands
Attn: Ilan Spinath

If to the Company:

Alfa Telecom Turkey Limited
Geneva Place
Waterfront Drive
P.O. Box 3469
Road Town, Tortola
British Virgin Islands

9.	UNENFORCEABLE PROVISIONS

If any provision or part of this Deed is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.  Each Party shall use its reasonable endeavours to replace the invalid provision in that respect with a valid and enforceable substitute provision the effect of which is as close (commercially and legally) to its intended effect as possible.

10.	AMENDMENTS

This Deed may be amended, superseded or annulled only by a written instrument signed by duly authorized representatives of the parties that expressly states that it is intended to amend, supersede or annul this Deed.

11.	NO ASSIGNMENT

No Party may assign or transfer, or otherwise create any encumbrance or security interest on, all or part of its rights and obligations under this Deed, without the prior written consent of the other Parties, which it may withhold at its discretion.

12.	NO THIRD-PARTY RIGHTS

This Deed (i) is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any other person and (ii) does not contain any third party beneficiary clause.

13.	FURTHER ASSURANCES

The Parties shall execute all such deeds and documents and do all such things as it may be required for perfecting the transactions intended to be effected under, or pursuant to, this Deed and for giving the Parties the full benefit of the provisions of this Deed.

14.	INTERPRETATION

Each party acknowledges that each Party hereto has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Deed and that it has executed this Deed with the advice of such counsel. This Deed is to be interpreted and construed: (i) on the basis of its objective meaning and (ii) without regard to any rule of law or any legal decision requiring construction or interpretation of any ambiguities against the party drafting this Deed.

15.	ENTIRE AGREEMENT

This Deed constitutes the final agreement between the Parties. It is the complete and exclusive expression of the Parties’ agreement on the matters contained in this Deed. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained in this Deed are merged into and superseded by this Deed. The provisions of this Deed may not be explained, supplemented or qualified through evidence of trade usage, prior course of dealings or course of performance, usage of trade, or prior and contemporaneous negotiations and agreements. In entering into this Deed, no Party has relied upon any statement, representation or agreement of another party except for those contained in this Deed.

16.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument.

17.	GOVERNING LAW

This Deed is governed by the laws of the British Virgin Islands.

18.	SUBMISSION TO JURISDICTION; SERVICE OF PROCESS

18.1
Each Party hereto submits to the exclusive jurisdiction of the courts of the British Virgin Islands to settle any dispute, including any dispute relating to any non-contractual obligations, arising out of or in connection with this Deed, and including any question regarding its existence, validity or termination.

18.2
The Foundation hereby agrees that any or all claim forms, application notices, judgments, orders or other notices of legal process relating to this Agreement may be served on the Foundation by the Company if personally delivered or sent by registered mail or courier to:

Spinath + Wakkie
Dijsselhofplantsoen 12
1077 BL Amsterdam
P.O. Box 75763
1070 Amsterdam
The Netherlands
Attn: Ilan Spinath

19.	CONFIDENTIALITY

Except as required by, pursuant to or in connection with any applicable law, legal, regulatory or judicial process or arbitral proceeding (and provided that each Party shall, to the extent permitted by law, inform the other Parties promptly of such disclosure) and except with respect to any information that otherwise becomes publicly available, the Parties agree that their officers, employees, affiliates, representatives and agents will treat confidentially any and all information furnished to it pursuant to the terms of this Deed and will not use any of such information for any purpose other than as set forth herein.
[signature pages to follow]

EXECUTED and DELIVERED as a DEED by Maxime Nino, Director, acting on behalf of ALFA TELECOM TURKEY LIMITED, being a person who, in accordance with the laws of the territory in which it is incorporated, is acting under authority of the company

Signature: /s/ Maxime Nino

EXECUTED and DELIVERED as a DEED on behalf of TELECOM AND TECHNOLOGY STICHTING

Signature: /s/ Ilan Spinath

Name: Ilan Spinath

Signed in the presence of:

Witness Signature: /s/ Alexander Kaarls

Witness Name: Alexander Kaarls

Witness Occupation: Attorney

Witness Address: Houthoff Buruma

Gustav Mahlerplein 50

1082 MA Amsterdam